Exhibit 99.1

Contacts:                          Carol Coale / Ken Dennard
Dennard ▪ Lascar LLC (713)
529-6600

FOR IMMEDIATE RELEASE

LUCAS ENERGY ANNOUNCES RESTRUCTURING OF
EXISTING TERM LOAN

HOUSTON, TEXAS – May 1, 2014 – Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its operations in Texas, today announced that it has entered into an agreement to refinance and restructure its outstanding long-term loan.  The existing loan has an outstanding balance of $7.3 million, carries an annual interest rate of 12%, and requires amortizing principal payments from March 2014 to maturity in August 2015.

Under the amended agreement, Lucas will defer amortizing principal payments during the six-month period from April through September 2014, and interest will accrue at an annual rate of 15% during such deferral period.  Beginning in October 2014, the interest rate will return to 12% per annum and Lucas will pay the monthly amortization amount in accordance with the original schedule and will pay an additional principal payment of approximately $266,000 per quarter until maturity.  Additionally, Lucas will pay a $25,000 restructuring fee, all legal expenses of the lender related to the amendment and will issue 75,000 shares of restricted common stock as additional consideration for the lender agreeing to the modification.  Should Lucas opt to prepay the note prior to the maturity date on August 13, 2015, Lucas will pay an exit fee equal to the Advisory Fees of approximately $15,000 per quarter that would have been paid had the note remained outstanding through maturity.  The amended Loan Documents have been approved and signed by all parties.

“The completion of this loan restructuring further bolsters our liquidity so that we are now able to pursue strategic alternatives to increase the size and scope of the Company from a stronger position,” said Anthony C. Schnur, Chief Executive Officer of Lucas Energy.

About Lucas Energy, Inc.

Lucas Energy (NYSE MKT: LEI) is engaged in the acquisition and development of crude oil and natural gas from various known productive geological formations, including the Austin Chalk, Eagle Ford and Buda / Glen Rose.  Based in Houston, Lucas Energy's management team is committed to building a platform for growth and the development of its five million barrels of proved Eagle Ford and other oil reserves while continuing its focus on operating efficiencies and cost control.

For more information, please visit the updated Lucas Energy web site at www.lucasenergy.com.  Lucas Energy has updated its website to reflect the most recent Fact Sheet and a new offset operator map of its South Texas acreage.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.